Exhibit 2.2

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is executed to be effective as of June 11, 2018, between CRYO-CELL INTERNATIONAL, INC., a Delaware corporation (“Borrower”) and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”).

A. Borrower and Lender are party to that certain Credit Agreement dated as of May 20, 2016 (as modified, amended, renewed, extended, and restated, the “Credit Agreement”).

B. To evidence the Loan under the Credit Agreement, Borrower executed that certain Amended and Restated Promissory Note dated August 26, 2016, payable to the order of Lender in the original principal amount of $10,000,000.00 (the “Existing Note”).

C. Borrower has notified Lender that Borrower will purchase the assets (the “Cord Purchase”) of Cord:Use Cord Blood Bank, Inc., a Florida corporation (the “Seller”) as set forth in that certain Asset Purchase Agreement, dated May 29, 2018, by and among Borrower and Seller (the “Cord Purchase Agreement”).

D. Borrower has requested that Lender (a) amend the Credit Agreement to provide for (i) an increase in the current outstanding principal amount of the Loan of $9,000,000 to finance a portion of the purchase price of the Cord Purchase and (b) permit the Cord Purchase, all on the terms and conditions contained herein.

E. Borrower and Lender have agreed, upon the following terms and conditions, to amend the Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Terms and References. Unless otherwise stated in this Amendment (a) terms defined in the Credit Agreement have the same meanings when used in this Amendment, and (b) references to “Sections” are to the Credit Agreement’s sections.

2. Amendment to Credit Agreement.

(a) Section 1.1 of the Credit Agreement is hereby amended to delete the definitions of “Debt Service” “EBITDA,” and “Term Note” in their entirety and replace such definitions with the following:

“Debt Service” means, for any Person for any period, the sum of all regularly scheduled principal payments and all Cash Interest Expense that are paid or payable during such period in respect of all Debt of such Person (other than interest with respect to any royalty sharing agreements and scheduled payments of principal on Debt which pay such Debt in full, but only to the extent such final payment is greater than the scheduled principal payment immediately preceding such final payment).

“EBITDA” means, for any Person for any period, an amount equal to (a) net income determined in accordance with GAAP, plus (b) the sum of the following to the extent deducted in the calculation of net income: (i) interest expense; (ii) income taxes; (iii) depreciation; (iv) amortization; (v) extraordinary losses determined in accordance

Second Amendment to Loan Agreement

with GAAP, as approved by Lender in Lender’s discretion; (vi) actual out-of-pocket fees and expenses of such Person incurred in connection with the consummation of this Agreement, the First Amendment, and the negotiation and documentation relating to the Subordinated Debt being incurred simultaneous herewith, not to exceed $300,000 in the aggregate, (vii) actual out-of-pocket costs, fees and expenses in connection with the Cord Purchase and the Second Amendment, not to exceed $500,000 in the aggregate, so long as such costs, fees and expenses are added back to EBITDA during the fiscal year ending November 30, 2018, and (ix) other non-recurring expenses of such Person reducing such net income which do not represent a cash item in such period or any future period including, but not limited to, non-cash compensation expense, minus (c) the sum of the following to the extent included in the calculation of net income: (i) income tax credits of such Person; (ii) extraordinary gains determined in accordance with GAAP; and (iii) all non-recurring, non-cash items increasing net income.

“Term Note” means that certain Second Amended and Restated Term Promissory Note dated June 11, 2018, executed by Borrower, and payable to the order of Lender in the original principal amount of $15,499,999.81.

(b) Section 1.1 of the Credit Agreement is hereby amended to add the following new definition in the correct alphabetical order:

“Cord Purchase” means the purchase by Borrower of the assets of Seller as set forth in the Cord Purchase Agreement.

“Cord Purchase Agreement” means that certain Asset Purchase Agreement, dated May 29, 2018, by and among Borrower and Seller.

“Cord Purchase Documents” means, collectively, the Cord Purchase Agreement together with all documents and instruments executed or delivered in connection therewith.

“Second Additional Term Loan Advance” has the meaning assigned to it in Section 2.1(a) of this Agreement.

“Second Amendment” means that certain Second Amendment to Credit Agreement dated as of June 11, 2018, by and between Borrower and Lender.

“Seller” means Cord:Use Cord Blood Bank, Inc., a Florida corporation.

(c) Section 2.1(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(a) Term Loan. Subject to the terms and conditions of this Agreement, (x) on or about the date of this Agreement, Lender made a single Advance to Borrower in the original principal amount of $8,000,000 (the “Initial Term Loan Advance”), (y) on or about August 26, 2016, Lender made a single Advance to Borrower in the original principal amount of $2,133,433 (the “Additional Term Loan Advance”), and (z) (y) on or about the date of the Second Amendment, Lender shall make a single Advance to Borrower in the original principal amount of $9,000,000 (the “Second Additional Term Loan Advance”); so long as (A) no Default exists both before and after giving effect to such Advance and (B) each other condition precedent to advances as set forth in Section 5.2 shall be satisfied. As of the date of the Second Additional Term Loan Advance, and after giving effect thereto, the outstanding principal balance of the Loan is $15,499,999.81. Once borrowed and repaid, Borrower may not reborrow any portion of the Loan.

(i) The Term Note. The obligation of Borrower to repay the Term Loan and interest thereon shall be evidenced by the Term Note.

(ii) Repayment of Principal and Interest. Subject to prior acceleration or any prepayment obligation as provided in this Agreement, the unpaid principal balance of the Term Note shall be repaid as provided therein.

(iii) Interest. The unpaid principal amount of the Term Loan shall, subject to the following sentence, bear interest as provided in the Term Note. If at any time the rate of interest specified in the Term Note shall exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Advances below the Maximum Rate until the aggregate amount of interest accrued on the Advances equals the aggregate amount of interest which would have accrued on the Advances if the interest rate had not been limited by the Maximum Rate. Accrued and unpaid interest on the Advances shall be payable as provided in the Term Note and on the Termination Date.

(d) Section 2.3 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

2.3 Use of Proceeds. The proceeds of (a) the Initial Term Loan Advance shall be used by Borrower for the (i) re-purchase of certain equity interests of Borrower held by Ki Yong Choi and his family members and (ii) prepayment of certain Debt of Borrower to CytoMedical Design Group LLC, if such Debt is outstanding on the date hereof, or to replenish cash if such Debt is repaid prior to the date of the Advance, (b) the Additional Term Loan Advance shall be used by Borrower to partially finance the repurchase of a revenue sharing agreement outstanding as of the date of the Additional Term Loan Advance, and (c) the Second Additional Term Loan Advance shall be used by Borrower to partially finance the Cord Purchase.

(e) Article 5 of the Credit Agreement is hereby amended to add the following new Section 5.3:

5.3 Second Additional Term Loan Advance. The obligation of Lender to make the Second Additional Term Loan Advance is subject to the satisfaction of each of the following conditions precedent on or before the day of such Advance, with each document dated (unless otherwise indicated) the date of such Advance, in form and substance satisfactory to Lender:

(a) Resolutions. Resolutions of the Board of Directors (or other governing body) of Borrower certified by the Secretary or an Assistant Secretary (or other custodian of records) of Borrower which authorize the execution, delivery, and performance by Borrower of the Second Amendment and the other Loan Documents executed in connection therewith;

(b) Incumbency Certificate. A certificate of incumbency certified by a Responsible Officer certifying the names of the individuals or other Persons authorized to sign the Second Amendment and the other Loan Documents executed in connection therewith, together with specimen signatures of such individual Persons;

(c) Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization of Borrower as to the existence and good standing of Borrower, each dated within ten (10) days prior to the date of the Advance;

(d) Term Note. The Term Note executed by Borrower;

(e) Lien Searches. The results of UCC, tax lien and judgment lien searches showing all financing statements and other documents or instruments on file against each of Borrower and Cord:Use Cord Blood Bank, Inc., a Florida corporation in the appropriate filing offices, such search to be as of a date no more than ten (10) days prior to the date of the Advance;

(f) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 11.1, to the extent incurred, shall have been paid in full by Borrower;

(g) Closing Fees. Evidence that the Additional Commitment Fee (as set forth in the Section 2(e) of the Second Amendment) and any other fees due at closing of the Second Amendment have been paid;

(h) Request for Advance. Lender shall have received in accordance with this Agreement an Advance Request Form pursuant to Lender’s requirements and executed by a Responsible Officer of Borrower;

(i) No Default. No Default shall have occurred and be continuing, or would result from or after giving effect to such Advance;

(j) No Material Adverse Event. No Material Adverse Event has occurred and no circumstance exists that could reasonably be expected to result in a Material Adverse Event;

(k) Representations and Warranties. All of the representations and warranties contained in Section 6 and in the other Loan Documents shall be true and correct, after giving effect to the Cord Purchase, the Second Amendment and the transactions contemplated thereby, on and as of the date of such Advance with the same force and effect as if such representations and warranties had been made on and as of such date;

(l) Cord Purchase. Contemporaneously with the making of such Advance, Borrower shall have acquired good title, free and clear of all Liens, to all of the assets contemplated by the Cord Purchase Agreement;

(m) Cord Purchase Documents. (i) Lender shall have received, and be reasonably satisfied with, fully executed copies of the Cord Purchase Agreement and the other Cord Purchase Documents, including purchase and sale documentation, covenants not to compete, indemnities, and opinions of counsel and (ii) the representations and warranties set forth in the Cord Purchase Documents are true and correct in all material respects after giving effect to the Cord Purchase, the Second Amendment, and the transactions contemplated thereby;

(n) Officer’s Certificate. Officer’s Certificate of Borrower certifying as to (a) the Constituent Documents of Borrower, (b) the incumbency of the officers of Borrower authorized to execute, on behalf of Borrower, the Second Amendment and each other document executed in connection therewith, and (c) resolutions of the managers or board of directors, as applicable, of Borrower authorizing the Second Amendment and each other document executed in connection therewith;

(o) Certificates of Existence and Good Standing. Certificates of Existence and Good Standing for Borrower issued by the Secretary of State of the State of formation of Borrower, as of a date that is not more than thirty (30) days prior to the date of the Second Amendment;

(p) Payoff Letters and Lien Releases. Payoff letters and Lien releases (or agreement to release all Liens upon payment in full of the payoff amount set forth in each such payoff letter) with respect to any Liens on the assets acquired pursuant to the Cord Purchase;

(q) Landlord Subordination Agreements. Landlord subordination agreements acceptable to Lender with respect to each lease of real property assigned to Borrower pursuant to the Cord Purchase Documents; and

(r) Additional Documentation. Lender shall have received such additional approvals, opinions, or documents as Lender or its legal counsel may reasonably request.

(f) Article 6 of the Credit Agreement is hereby amended to add the following new Section 6.22:

6.22 Cord Acquisition. The Cord Purchase Documents previously delivered to Lender are true and correct copies of each such agreements, documents, and instruments, and Borrower has delivered to Lender true and correct copies of all amendments, supplements, and modifications thereto. Borrower has provided to Lender all information Borrower believes is material regarding the Cord Purchase. The Cord Purchase Documents are legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. Borrower is not in default in the performance or compliance with any provisions of the Cord Purchase Documents. All representations and warranties made by Borrower in the Cord Purchase Documents and in the certificates delivered in connection therewith are true and correct in all material respects as of the date hereof.

(g) Section 7 of the Credit Agreement is hereby amended to add the following new Sections 7.16, 7.17, and 7.18 at the end thereof:

7.16 Cord Purchase Documents. Borrower shall enforce the terms and conditions of the Cord Purchase Agreement and all other Cord Purchase Documents in accordance with their respective terms, and shall not, without the prior written consent of Lender, waive (i) any right to make indemnification claims thereunder or (ii) any other remedy against Seller resulting from a breach of a covenant by Seller thereunder.

7.17 Cord Deposit Accounts. Borrower shall cause all accounts purchased or opened in connection with the Cord Purchase including, without limitation, all accounts for the maintenance of business, cash management, operating and administrative deposit accounts, to be moved to Lender within one hundred twenty (120) days of the date of the Second Amendment.

7.18 Consents to Assignments and Security Interests. Borrower shall use its best efforts to provide to Lender, within ninety (90) days after the date of the Second Amendment, consents to assignment of and grant of security interest in the Service Agreement with Duke University, in form and substance reasonably acceptable to Lender.

(h) Section 9.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

9.1 Leverage Ratio. Borrower shall not permit as of the last day of any fiscal quarter the ratio of all Debt (other than Debt listed on Borrower’s financial statements in respect to revenue sharing agreements) of Borrower and its Subsidiaries, on a consolidated basis, as of such date, to Adjusted EBITDA, for Borrower and its Subsidiaries, on a consolidated basis, for the four (4) fiscal quarters ending on such date, to be greater than 3.0 to 1.0.

3. Second Amended and Restated Note. Borrower shall execute a Second Amended and Restated Promissory Note dated effective as of the date of this Amendment, payable to the order of Lender in the original principal amount of $15,499,999.81, and otherwise acceptable to Lender (the “Second Amended and Restated Term Note”), which Second Amended and Restated Term Note is an amendment, restatement, and increase, and not an extinguishment, of the Existing Note.

4. Amendments to Other Loan Documents.

(a) All references in the Loan Documents to the Credit Agreement shall henceforth include references to the Credit Agreement, as modified and amended hereby, and as may, from time to time, be further amended, modified, extended, renewed, and/or increased.

(b) All references in the Loan Documents to the Existing Note shall henceforth include references to the Second Amended and Restated Term Note, as modified and amended hereby, and as may, from time to time, be further amended, modified, extended, renewed, and/or increased.

(c) Any and all of the terms and provisions of the Loan Documents are hereby amended and modified wherever necessary, even though not specifically addressed herein, so as to conform to the amendments and modifications set forth herein.

5. Condition Precedent. This Amendment shall not be effective until (a) Lender receives fully executed copies of this Amendment, the Second Amended and Restated Term Note, and each document listed in Section 5.3 of the Credit Agreement, as amended by this Amendment (collectively, the “Amendment Documents”), each in form and substance acceptable to Lender in its sole discretion, (b) Lender receives, in immediately available funds, (i) a commitment fee in the amount of $ 155,000.00 (the “Additional Commitment Fee”), and (iii) the estimated fees and expenses of Lender’s counsel incurred in connection with this Amendment, (c) all representations and warranties set forth in this Amendment are true and correct, and (d) after giving effect to this Amendment, no Default exists.

6. Ratifications. Borrower (a) ratifies and confirms all provisions of the Loan Documents as amended by the Amendment Documents, (b) ratifies and confirms that all guaranties, assurances, and Liens granted, conveyed, or assigned to Lender under the Loan Documents are not released, reduced, or otherwise adversely affected by the Amendment Documents and continue to guarantee, assure, and secure full payment and performance of the present and future Obligations including, without limitation, under the Second Amended and Restated Term Note, and (c) agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional documents, and certificates as Lender may request in order to create, perfect, preserve, and protect those guaranties, assurances, and Liens.

7. Confirmation. Borrower hereby confirms (a) the debts, duties, obligations, liabilities, rights, titles, security interests, liens, powers, and privileges existing by virtue of the Loan Documents, (b) that the indebtedness secured by each of the Loan Documents includes, among other indebtedness, the Obligations including, without limitation, under the Second Amended and Restated Term Note, and (c) that the Liens and security interests in the Collateral created under the Loan Documents secure, among other indebtedness, Borrower’s obligations under the Credit Agreement and each other Loan Document including, without limitation, under the Second Amended and Restated Term Note, and all modifications, amendments, renewals, extensions, and restatements thereof.

8. Representations. Borrower represents and warrants to Lender that as of the date of this Amendment: (a) the Amendment Documents have been duly authorized, executed, and delivered by Borrower; (b) no action of, or filing with, any governmental authority is required to authorize, or is otherwise required in connection with, the execution, delivery, and performance by Borrower of the Amendment Documents; (c) the Loan Documents, as amended by the Amendment Documents, are valid and binding upon Borrower, and are enforceable against Borrower in accordance with their respective terms, except as limited by debtor relief laws; (d) the execution, delivery, and performance by Borrower of the Amendment Documents do not require the consent of any other Person and do not and will not constitute a violation of any laws, agreements, or understandings to which Borrower is a party or by which Borrower is bound; (e) all representations and warranties in the Loan Documents are true and correct in all material respects immediately prior to, and after giving effect to, this Amendment; and (f) prior to and after giving effect to this Amendment, no Default exists.

9. Share Repurchase. Borrower has requested that, in lieu of the share repurchases permitted by Section 8.14 of the Credit Agreement during the calendar year 2018, Lender permit the repurchase by Borrower of 250,000 shares of Borrower’s stock for a purchase price not to exceed $2,000,000 in the aggregate (the “2018 Share Repurchase”). By its execution hereof, Lender hereby consents to the 2018 Share Repurchase. Borrower and Lender acknowledge and agree that, notwithstanding anything contained in Section 8.14 of the Credit Agreement to the contrary, no share purchases other than the 2018 Share Repurchase shall be permitted during the calendar year 2018 without the prior written consent of Lender.

10. Miscellaneous. Unless stated otherwise (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment must be construed — and its performance enforced — under Texas law, (d) if any part of this Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, and (e) this Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document.

11. ENTIRETIES. THE CREDIT AGREEMENT AS AMENDED BY THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES ABOUT THE SUBJECT MATTER OF THE CREDIT AGREEMENT AS AMENDED BY THIS AMENDMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

12. Parties. This Amendment binds and inures to Borrower, Lender, and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

EXECUTED as of the date first stated above.

BORROWER:

CRYO-CELL INTERNATIONAL, INC., a Delaware corporation

By:	/s/ David Porntoy
Name: David Portnoy
Title: Chairman, Co-CEO

Signature Page to Second Amendment to Loan Agreement

LENDER:

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By:	/s/ Chris Wheeler

Chris Wheeler
Senior Vice President

Signature Page to Second Amendment to Loan Agreement